EXHIBIT 4.3


                             FACE OF GLOBAL SECURITY

         FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT AND THE ISSUE DATE OF THIS SECURITY IS NOVEMBER 21, 2002. IN ADDITION, THIS SECURITY IS SUBJECT TO UNITED STATES FEDERAL INCOME TAX REGULATIONS GOVERNING CONTINGENT PAYMENT DEBT INSTRUMENTS. FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE, THE ISSUE PRICE OF EACH SECURITY IS $860.87 PER $1,000 OF PRINCIPAL AMOUNT AND THE COMPARABLE YIELD IS 4.55%, COMPOUNDED SEMI-ANNUALLY (WHICH WILL BE TREATED AS THE YIELD FOR UNITED STATES FEDERAL INCOME TAX PURPOSES). THE YIELD FOR ACCRUING ORIGINAL ISSUE DISCOUNT FOR NON-TAX PURPOSES IS 0.5% PER YEAR (COMPUTED ON A SEMI-ANNUAL BOND EQUIVALENT BASIS) CALCULATED FROM NOVEMBER 21, 2002, EXCLUDING ANY CONTINGENT INTEREST.

         THE ISSUER AGREES, AND BY ACCEPTING A BENEFICIAL OWNERSHIP INTEREST IN THIS SECURITY EACH HOLDER OF THIS SECURITY WILL BE DEEMED TO HAVE AGREED, FOR UNITED STATES FEDERAL INCOME TAX PURPOSES (1) TO TREAT THIS SECURITY AS A DEBT INSTRUMENT THAT IS SUBJECT TO TREAS. REG. SEC. 1.1275-4 (THE "CONTINGENT PAYMENT REGULATIONS"), (2) TO TREAT THE FAIR MARKET VALUE OF ANY STOCK RECEIVED UPON ANY CONVERSION OF THIS SECURITY AS A CONTINGENT PAYMENT FOR PURPOSES OF THE CONTINGENT PAYMENT REGULATIONS, AND (3) TO ACCRUE INTEREST WITH RESPECT TO THE SECURITY AS ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES ACCORDING TO THE "NONCONTINGENT BOND METHOD," SET FORTH IN THE CONTINGENT PAYMENT REGULATIONS, AND TO BE BOUND BY THE ISSUER'S DETERMINATION OF THE "COMPARABLE YIELD" AND "PROJECTED PAYMENT SCHEDULE," WITHIN THE MEANING OF THE CONTINGENT PAYMENT REGULATIONS, WITH RESPECT TO THIS SECURITY. THE ISSUER AGREES TO PROVIDE PROMPTLY TO THE HOLDER OF THIS SECURITY, UPON WRITTEN REQUEST, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, YIELD TO MATURITY, COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE ISSUER AT THE FOLLOWING ADDRESS: 3M COMPANY, 3M CENTER, ST. PAUL, MN 55144,
ATTENTION: CORPORATE SECRETARY.

         UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER,

PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

         TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE TWO OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

                                   3M COMPANY
                      Liquid Yield Option(TM) Note due 2032
                              (Zero Coupon-Senior)

No. R-1                                         CUSIP: 88579YAB7
Issue Date: November 21, 2002                   Original Issue Discount: $139.13
Issue Price: $860.87 (for each $1,000
Principal (for each $1,000 Principal Amount at Maturity) Amount at Maturity)

         3M COMPANY, a Delaware Corporation, promises to pay to Cede & Co. or
registered assigns, the Principal Amount at Maturity of [            ] DOLLARS
($[            ]) on November 21, 2032.

         This Security shall not bear interest except as specified on the other side of this Security. Original Issue Discount will accrue as specified on the other side of this Security. This Security is convertible as specified on the other side of this Security.

         Additional provisions of this Security are set forth on the other side of this Security.

Dated:   [             ]                              3M COMPANY

                                                      By:
                                                         -----------------------
                                                         Name:
                                                         Title:

TRUSTEE'S CERTIFICATE OF
  AUTHENTICATION

Dated: [               ]
Citibank, N.A.,
as Trustee, certifies that this
is one of the Securities referred
to in the within-mentioned Indenture.

By:
   ----------------------------------
           Authorized Officer

                              REVERSE SIDE OF LYON
                      Liquid Yield Option(TM) Note due 2032
                              (Zero Coupon-Senior)

1.       Interest.

         This Security shall not bear interest, except as specified in this paragraph or in paragraph 5 hereof. If the Principal Amount at Maturity hereof or any portion of such Principal Amount at Maturity is not paid when due (whether upon acceleration pursuant to Section 6.02 of the Indenture, upon the date set for payment of the Redemption Price pursuant to paragraph 6 hereof, upon the date set for payment of the Purchase Price or Change in Control Purchase Price pursuant to paragraph 7 hereof or upon the Stated Maturity of this Security) or if any contingent interest due hereon is not paid when due in accordance with paragraph 5 hereof, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate of 0.5% per annum, compounded semiannually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand. The accrual of such interest on overdue amounts shall be in lieu of, and not in addition to, the continued accrual of Original Issue Discount.

         Original Issue Discount (the difference between the Issue Price and the Principal Amount at Maturity of the Security), in the period during which a Security remains outstanding, shall accrue at 0.5% per annum, on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months, from the Issue Date of this Security.

2.       Method of Payment.

         Subject to the terms and conditions of the Indenture, the Company will make payments in respect of Redemption Prices, Purchase Prices, Change in Control Purchase Prices and Principal Amount at Maturity to Holders who surrender Securities to a Paying Agent to collect such payments in respect of the Securities. The Company will pay any cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money.

3.       Paying Agent, Conversion Agent, Registrar and Bid Solicitation Agent.

         Initially, Citibank, N.A. (the "Trustee"), will act as Paying Agent, Conversion Agent, Registrar and Bid Solicitation Agent. The Company may appoint and change any Paying Agent, Conversion Agent, Registrar or co-registrar or Bid Solicitation Agent without notice, other than notice to the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent, Registrar or co-registrar. None of the Company, any of its Subsidiaries or any of their Affiliates shall act as Bid Solicitation Agent.

4.       Indenture.

         The Company issued the Securities under an Indenture dated as of November 21, 2002 (the "Indenture"), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust

Indenture Act of 1939, as in effect from time to time (the "TIA"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture for a statement of those terms.

         The Securities are general unsecured and unsubordinated obligations of the Company limited to $639,000,000 aggregate Principal Amount at Maturity (subject to Section 2.07 of the Indenture). The Indenture does not limit other indebtedness of the Company, secured or unsecured.

5.       Contingent Interest.

         Subject to the accrual and record date provisions specified in this Paragraph 5, the Company shall pay contingent cash interest to the Holders during any six-month period (a "Contingent Interest Period") from November 22 to May 21 and from May 22 to November 21, commencing on or after November 22, 2007, if the average LYON Market Price for the Applicable Five Trading Day Period with respect to such Contingent Interest Period equals 130% or more of the sum of the Issue Price of a Security and Original Issue Discount accrued thereon to the day immediately preceding the first day of the relevant Contingent Interest Period.

         The amount of contingent interest payable per $1,000 Principal Amount at Maturity hereof in respect of any Quarterly Period within a Contingent Interest Period shall equal the greater of (x) Regular Cash Dividends paid by the Company per share of Common Stock during that Quarterly Period multiplied by the number of shares of Common Stock into which $1,000 Principal Amount at Maturity hereof is convertible pursuant to paragraph 9 hereof as of the accrual date for such contingent interest or (y) $0.62 multiplied by 4.7301, provided that if the Company does not pay cash dividends during a semiannual period, the Company will pay contingent interest semiannually at a rate of 0.5% of the average LYON Market Price for the Applicable Five Trading Day Period.

         Contingent interest, if any, will accrue and be payable to Holders as of the record date for the related Regular Cash Dividend or, if no Regular Cash Dividend is paid by the Company during a Quarterly Period, to Holders as of the 15th day (whether or not a Business Day) preceding the last day of the relevant Contingent Interest Period. Such payments shall be paid on the payment date of the related Regular Cash Dividend or, if no Regular Cash Dividend is paid by the Company during any Quarterly Period, on the last day of the relevant Contingent Interest Period. Original Issue Discount will continue to accrue at 0.5% per annum whether or not contingent interest is paid.

         "Applicable Five Trading Day Period" means, with respect to any Contingent Interest Period, the five Trading Days ending on the second Trading Day immediately preceding the first day of such Contingent Interest Period; provided, however, if the Company shall have declared a Regular Cash Dividend on its Common Stock that is payable during such Contingent Interest Period but for which the record date for determining stockholders entitled thereto precedes the first day of such Contingent Interest Period, then "Applicable Five Trading Day Period" shall mean, with respect to such Contingent Interest Period, the five Trading Days ending on the second Trading Day immediately preceding such record date.

         "Regular Cash Dividends" means quarterly or other periodic cash dividends on the Company's Common Stock as declared by the Company's Board of Directors as part of its cash dividend payment practices and that are not designated by them as extraordinary or special or other nonrecurring dividends.

         "LYON Market Price" means, as of any date of determination, the average of the secondary market bid quotations per $1,000 Principal Amount at Maturity obtained by the Bid Solicitation Agent for $10 million Principal Amount at Maturity of Securities at approximately 4:00 p.m., New York City time, on such determination date from three recognized securities dealers in The City of New York (none of which shall be an Affiliate of the Company) selected by the Company; provided, however, if (a) at least three such bids are not obtained by the Bid Solicitation Agent or (b) in the Company's reasonable judgment, the bid quotations are not indicative of the secondary market value of the Securities as of such determination date, then the LYON Market Price for such determination date shall equal (i) the Conversion Rate in effect as of such determination date multiplied by (ii) the average Sale Price of the Common Stock for the five Trading Days ending on such determination date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such Trading Days during such five Trading Day period and ending on such determination date, of any event described in Section 10.06, 10.07 or 10.08 (subject to the conditions set forth in Sections 10.09 and 10.10) of the Indenture.

         The term "Quarterly Period" shall mean, with respect to any Contingent Interest Period, any quarterly period within such Contingent Interest Period extending from November 22 to February 21, from February 22 to May 21, from May 22 to August 21 or from August 22 to November 21.

         Upon determination that Holders will be entitled to receive contingent interest which may become payable during a Contingent Interest Period, on or prior to the first day of such Contingent Interest Period, the Company shall promptly notify the Trustee of such determination and shall issue a press release and publish such information on its web site on the World Wide Web or through such other public medium as the Company may use at that time as soon as practicable. The Company shall also notify the Trustee of the declaration of any Regular Cash Dividends and the related record and payment dates.

         The determination of the amount of contingent interest, if any, and the payment thereof is the sole responsibility of the Company.

6.       Redemption at the Option of the Company.

         No sinking fund is provided for the Securities. The Securities are redeemable for cash as a whole, at any time, or in part from time to time at the option of the Company in accordance with the Indenture at the Redemption Prices set forth below, provided that the Securities are not redeemable prior to November 21, 2007.

         The table below shows Redemption Prices of a Security per $1,000 Principal Amount at Maturity on the dates shown below and at Stated Maturity, which prices reflect accrued Original Issue Discount calculated to each such date. The Redemption Price of a Security redeemed between such dates shall include an additional amount reflecting the additional Original Issue Discount accrued since the preceding date in the table and until, but not including, the Redemption Date.

                                                        (2)              (3)
                                       (1)            ACCRUED         REDEMPTION
                                       LYON           ORIGINAL          PRICE
REDEMPTION DATE                    ISSUE PRICE     ISSUE DISCOUNT      (1)+(2)
November 21:                       -----------     --------------     ----------
2007..........................       $860.87           $21.77           $882.64
2008..........................       $860.87           $26.18           $887.05
2009..........................       $860.87           $30.62           $891.49
2010..........................       $860.87           $35.09           $895.96
2011..........................       $860.87           $39.57           $900.44
2012..........................       $860.87           $44.08           $904.95
2013..........................       $860.87           $48.61           $909.48
2014..........................       $860.87           $53.16           $914.03
2015..........................       $860.87           $57.74           $918.61
2016..........................       $860.87           $62.34           $923.21
2017..........................       $860.87           $66.96           $927.83
2018..........................       $860.87           $71.61           $932.48
2019..........................       $860.87           $76.27           $937.14
2020..........................       $860.87           $80.97           $941.84
2021..........................       $860.87           $85.68           $946.55
2022..........................       $860.87           $90.42           $951.29
2023..........................       $860.87           $95.18           $956.05
2024..........................       $860.87           $99.97           $960.84
2025..........................       $860.87          $104.78           $965.65
2026..........................       $860.87          $109.61           $970.48
2027..........................       $860.87          $114.47           $975.34
2028..........................       $860.87          $119.35           $980.22
2029..........................       $860.87          $124.26           $985.13
2030..........................       $860.87          $129.19           $990.06
2031..........................       $860.87          $134.15           $995.02
At Stated Maturity............       $860.87          $139.13         $1,000.00

         In addition to the Redemption Price payable with respect to all Securities or portions thereof to be redeemed as of a Redemption Date, the Holders of such Securities (or portions thereof) shall be entitled to receive accrued and unpaid contingent interest, if any, with respect thereto, which interest shall be paid in cash on the Redemption Date.

7.       Purchase by the Company at the Option of the Holder.

         Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of the Holder, the Securities held by such Holder on the following Purchase Dates and at the following Purchase Prices per $1,000 Principal Amount at

Maturity, upon delivery of a Purchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is 20 Business Days prior to such Purchase Date until the close of business on the Business Day immediately preceding such Purchase Date and upon delivery of the Securities to the Paying Agent by the Holder as set forth in the Indenture.

             November 21, 2005                           $873.86
             November 21, 2007                            882.64
             November 21, 2012                            904.95
             November 21, 2017                            927.83
             November 21, 2022                            951.29
             November 21, 2027                            975.34

         The Company may, from time to time, declare additional Purchase Dates and corresponding Purchase Prices.

         The Purchase Price (equal to the Issue Price plus accrued Original Issue Discount to the Purchase Date) may be paid, at the option of the Company, in cash or by the issuance and delivery of shares of Common Stock of the Company, or in any combination thereof.

         At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase the Securities held by such Holder no later than 35 Business Days after the occurrence of a Change in Control of the Company, but in no event prior to the date on which such Change in Control occurs, on or prior to November 21, 2007 for a Change in Control Purchase Price equal to the Issue Price plus accrued Original Issue Discount to the Change in Control Purchase Date, which Change in Control Purchase Price shall be paid in cash.

         A third party may make the offer and purchase of the Securities in lieu of the Company in accordance with the Indenture.

         In addition to the Purchase Price or Change in Control Purchase Price, as the case may be, payable with respect to all Securities or portions thereof to be purchased as of the Purchase Date or the Change in Control Purchase Date, as the case may be, the Holders of such Securities (or portions thereof) shall be entitled to receive any accrued and unpaid contingent interest with respect thereto, which shall be paid in cash promptly following the later of the Purchase Date or the Change in Control Purchase Date, as the case may be and the time of delivery of such Securities to the Paying Agent pursuant to the Indenture.

         Holders have the right to withdraw any Purchase Notice or Change in Control Purchase Notice, as the case may be, by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

         If cash (and/or securities if permitted under the Indenture) sufficient to pay the Purchase Price or Change in Control Purchase Price, as the case may be, of, together with any accrued and unpaid contingent interest with respect to, all Securities or portions thereof to be purchased as of the Purchase Date or the Change in Control Purchase Date, as the case may be, is deposited with the Paying Agent on the Business Day following the Purchase Date or the Change in Control Purchase Date, as the case may be, Original Issue Discount and any contingent interest shall cease to accrue on such Securities (or portions thereof) immediately after such Purchase Date or Change in Control Purchase Date, as the case may be, and the Holder thereof shall have no other rights as such (other than the right to receive the Purchase Price or Change in Control Purchase Price, as the case may be, and any accrued and unpaid contingent interest upon surrender of such Security).

8.       Notice of Redemption.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at the Holder's registered address. If money sufficient to pay the Redemption Price of, and accrued and unpaid contingent interest, if any, with respect to, all Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, on such Redemption Date, Original Issue Discount and contingent interest, if any, shall cease to accrue on such Securities or portions thereof. Securities in denominations larger than $1,000 of Principal Amount at Maturity may be redeemed in part but only in integral multiples of $1,000 of Principal Amount at Maturity.

9.       Conversion.

         Subject to the provisions of this Paragraph 9, a Holder of a Security may convert it into Common Stock of the Company at any time before the close of business on November 20, 2032. If the Security is called for redemption, the Holder may convert it only until the close of business on the second Business Day immediately preceding the Redemption Date. A Security in respect of which a Holder has delivered a Purchase Notice or Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Security may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.

         The initial Conversion Rate is 4.7301 shares of Common Stock per $1,000 Principal Amount at Maturity, subject to adjustment in certain events described in the Indenture. The Company will deliver cash or a check in lieu of any fractional share of Common Stock.

                  (a) CONVERSION BASED ON COMMON STOCK PRICE. Subject to the provisions of this Paragraph 9, Holders may convert the Securities into Common Stock in any calendar quarter commencing after March 31, 2003, if, as of the last day of the preceding calendar quarter, the Sale Price of the Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days ending on the last Trading Day of such preceding calendar quarter is more than 130% of the accreted conversion price per share of Common Stock on the last day of such preceding calendar quarter.

         The "accreted conversion price" per share of Common Stock as of any day equals the quotient of:

         o the Issue Price of a Security and Accrued Original Issue Discount to that day, divided by

         o the number of shares of Common Stock issuable upon conversion of $1,000 Principal Amount at Maturity of Securities on that day.

               (b) CONVERSION BASED ON CREDIT RATING DOWNGRADE. Subject to the provisions of this Paragraph 9, Holders may convert the Securities into Common Stock on a Conversion Date during any period in which the credit rating assigned to the Securities by a Rating Agency is at or below the Applicable Rating. "Rating Agency" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors ("Standard & Poor's"), or Moody's Investors Service ("Moody's"), or if neither Standard & Poor's nor Moody's are making ratings of the Securities publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for Standard & Poor's or Moody's, as the case may be. "Applicable Rating" means, in the case of Standard & Poor's, BBB+, or in the case of Moody's, Baa1 (or their respective equivalents under any successor ratings categories of Standard & Poor's or Moody's), or the equivalent in respect of ratings categories of any Rating Agencies substituted for Standard & Poor's or Moody's.

               (c) CONVERSION BASED ON REDEMPTION. Subject to the provisions of this Paragraph 9, a Holder may convert into Common Stock a Security or portion of a Security which has been called for redemption pursuant to Paragraph 6 hereof, even if the Securities are not otherwise convertible at such time, but such Securities may be surrendered for conversion only until the close of business on the second Business Day immediately preceding the Redemption Date.

               (d) CONVERSION UPON OCCURRENCE OF CERTAIN CORPORATE TRANSACTIONS. Subject to the provisions of this Paragraph 9, in the event the Company is a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all assets of the Company pursuant to which the Common Stock would be converted into cash, securities or other property as set forth in
Section 10.14 of the Indenture, the Securities may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date until 15 days after the actual effective date of such transaction, and at the effective date of such transaction the right to convert a Security into Common Stock will be deemed to have changed into a right to convert it into the kind and amount of cash, securities or other assets of the Company or another person which the holder would have received if the holder had converted its Security immediately prior to the transaction.

         A Holder's right to convert the Securities into Common Stock of the Company is also subject to the Company's right to elect to pay such Holder the amount of cash set forth in the next succeeding sentence (or an equivalent amount in a combination of cash and shares of Common Stock), in lieu of delivering all or part of such Common Stock; provided, however, that if such payment of cash is not permitted pursuant to the provisions of the Indenture, the

Company shall deliver Common Stock (and cash in lieu of fractional shares of Common Stock) in accordance with the Indenture, whether or not the Company has delivered a notice pursuant to the Indenture to the effect that the Securities will be paid in cash. The amount of cash to be paid for each $1,000 Principal Amount at Maturity of Securities shall be equal to the average Sale Price of a share of Common Stock of the Company for the five consecutive Trading Days immediately following (i) the date of the Company's notice of its election to deliver cash upon conversion, if the Company has not given a notice of redemption pursuant to the Indenture, or (ii) the Conversion Date, in the case of a conversion following such a notice of redemption specifying an intent to deliver cash or a combination of cash and Common Stock upon conversion, in either case multiplied by the Conversion Rate in effect on such Conversion Date. If the Company shall elect to make such payment wholly in shares of Common Stock, then such shares shall be delivered through the Conversion Agent to Holders surrendering Securities as promptly as practicable but in any event no later than the fifth Business Day following the Conversion Date. If, however, the Company elects to make any portion of such payment in cash, then the payment, including any delivery of shares of Common Stock, shall be made to Holders surrendering Securities no later than the tenth Business Day following the Conversion Date.

         The Company may not pay cash in lieu of delivering all or part of such share of Common Stock upon the conversion of any Securities pursuant to the terms of the Indenture (other than cash in lieu of fractional shares) if there has occurred (prior to, on or after, as the case may be, the Conversion Date or the date on which the Company delivers its notice specifying whether each Conversion shall be converted into shares of Common Stock or cash) and is continuing an Event of Default (other than a default in such payment on such Securities).

         Accrued and unpaid contingent interest will not be paid in cash on Securities that are converted but will be paid in the manner provided in the following paragraph; provided, however that Securities surrendered for conversion during the period from the close of business on any date on which contingent interest accrues to the opening of business on the date on which such contingent interest is payable, shall be entitled to receive such contingent interest payable on such Securities on the corresponding Interest Payment Date or the date on which such contingent interest is payable and (except Securities with respect to which the Company has mailed a notice of redemption) Securities surrendered for conversion during such periods must be accompanied by payment of an amount equal to the contingent interest with respect thereto that the registered Holder is to receive.

         A Holder may convert a portion of a Security if the Principal Amount at Maturity of such portion is $1,000 or an integral multiple of $1,000. No payment or adjustment will be made for dividends on the Common Stock except as provided in the Indenture. On conversion of a Security, accrued Original Issue Discount attributable to the period from the Issue Date through the Conversion Date, accrued Tax OID and (except as provided above) accrued contingent interest with respect to the converted Security shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through the delivery of the Common Stock (together with the cash payment, if any, in lieu of fractional shares), or cash or a combination of cash and Common Stock in lieu thereof, in exchange for the Security being converted pursuant to the terms hereof; and the fair market value of such shares of Common Stock (together with any such cash payment in lieu of fractional shares), or cash or a combination of cash and Common Stock in lieu thereof, shall be treated as delivered, to the extent thereof, first in exchange for Original Issue Discount and Tax OID accrued through the Conversion Date and accrued contingent interest, if any, and the balance, if any, of such cash and/or the fair market value of such Common Stock (and any such cash payment in lieu of fractional shares), or cash in lieu thereof, shall be treated as delivered in exchange for the Issue Price of the Security being converted pursuant to the provisions hereof.

         The Company agrees, and each Holder and any beneficial owner of a Security by its purchase thereof shall be deemed to agree, to treat, for United States federal income tax purposes, the fair market value of the Common Stock received upon the conversion of a Security (together with any cash payment in lieu of fractional shares) or cash, or a combination of cash and Common Stock as a contingent payment on the Security for purposes of Treasury Regulation Section 1.1275-4(b).

         To convert a Security, a Holder must (1) complete and manually sign the conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Security to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (4) pay any transfer or similar tax, if required.

         The Conversion Rate will be adjusted for dividends or distributions on Common Stock payable in Common Stock or other Capital Stock; subdivisions, combinations or certain reclassifications of Common Stock; distributions to all holders of Common Stock of certain rights to purchase Common Stock for a period expiring within 60 days of the record date for such distribution at less than the Sale Price of the Common Stock at the Time of Determination; and distributions to such holders of assets (including shares of Capital Stock of a Subsidiary) or debt securities of the Company or certain rights to purchase securities of the Company (excluding certain cash dividends or distributions). However, no adjustment need be made if Securityholders may participate in the transaction or in certain other cases. The Company from time to time may voluntarily increase the Conversion Rate.

         If the Company is a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of its assets, or upon certain distributions described in the Indenture, the right to convert a Security into Common Stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of the Company or another person which the Holder would have received if the Holder had converted its Securities immediately prior to the transaction.

10.      Conversion Arrangement on Call for Redemption.

         Any Securities called for redemption, unless surrendered for conversion before the close of business on the Redemption Date, may be deemed to be purchased from the Holders of such Securities at an amount not less than the Redemption Price, by one or more investment bankers or other purchasers who may agree with the Company to purchase such Securities from the Holders, to convert them into Common Stock of the Company and to make payment for such Securities to the Trustee in trust for such Holders.

11.      Defaulted Interest.

         Except as otherwise specified with respect to the Securities, any Defaulted Interest on any Security shall forthwith cease to be payable to the registered Holder thereof on the relevant accrual date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company as provided for in Section 11.02 of the Indenture.

12.      Denominations; Transfer; Exchange.

         The Securities are in fully registered form, without coupons, in denominations of $1,000 of Principal Amount at Maturity and integral multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities in respect of which a Purchase Notice or Change in Control Purchase Notice has been given and not withdrawn (except, in the case of a Security to be purchased in part, the portion of the Security not to be purchased) or any Securities for a period of 15 days before the mailing of a notice of redemption of Securities to be redeemed.

13.      Persons Deemed Owners.

         The registered Holder of this Security may be treated as the owner of this Security for all purposes.

14.      Unclaimed Money or Securities.

         The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property laws. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

15.      Amendment; Waiver.

         Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in aggregate Principal Amount at Maturity of the Securities at the time outstanding and (ii) certain Defaults may be waived with the written consent of the Holders of a majority in aggregate Principal Amount at Maturity of the Securities at the time outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company and the Trustee may amend the Indenture or the Securities to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 or Section 10.14 of the Indenture, to secure the Company's obligations under this Security or to add to the Company's covenants for the benefit of the Securityholders or to surrender any right or power conferred, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust

Indenture Act of 1939 and any amendment thereof, or as necessary in connection with the registration of the Securities under the Securities Act or to make any change that does not adversely affect the rights of any Holders.

16.      Defaults and Remedies.

         Under the Indenture, Events of Default include (i) default in the payment of contingent interest when the same becomes due and payable, which default continues for 30 days; (ii) default in payment of the Principal Amount at Maturity, Issue Price plus accrued Original Issue Discount, Redemption Price, Purchase Price or Change in Control Purchase Price, as the case may be, in respect of the Securities when the same becomes due and payable; (iii) failure by the Company to comply with other agreements in the Indenture or the Securities, subject to notice and lapse of time; (iv) the acceleration of Debt in an amount in excess of $20,000,000 because of a default with respect to such Debt without such Debt having been discharged or such acceleration having been cured, waived, rescinded or annulled, subject to notice and lapse of time; provided, however, that if any such failure or acceleration referred to above shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed not to have occurred; and (v) certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee, or the Holders of at least 25% in aggregate Principal Amount at Maturity of the Securities at the time outstanding, may declare the Issue Price plus the Original Issue Discount through the date of such declaration, and any accrued and unpaid interest (including contingent interest) if any, through the date of such declaration, on all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Issue Price plus the Original Issue Discount on the Securities, and any accrued and unpaid interest (including contingent interest) if any, through the occurrence of such event, becoming due and payable immediately upon the occurrence of such Events of Default.

         Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate Principal Amount at Maturity of the Securities at the time outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of amounts specified in clause (i) or (ii) above) if it determines that withholding notice is in their interests.

17.      Trustee Dealings with the Company.

         Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

18.      No Recourse Against Others.

         A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

19.      Authentication.

         This Security shall not be valid until an authorized officer of the Trustee manually signs the Trustee's Certificate of Authentication on the other side of this Security.

20.      Abbreviations.

         Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors
Act).

21.      Original Issue Discount Information Reporting Requirements.

         In accordance with the United States Treasury Regulation Section 1.1275-3, a Holder may obtain the projected payment schedule by submitting a written request for such information to the following representative of the
Company: 3M Company, 3M Center, St. Paul, Minnesota 55144, Attention: Corporate Secretary.

22.      GOVERNING LAW.

         THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THIS SECURITY.

                                -----------------

         The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:

                  3M Company
                  3M Center
                  Building 220-13W-23
                  St. Paul, MN 55144
                  Facsimile No.:   (651) 733-3273

                                 ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to
________________________________________________________________________________
________________________________________________________________________________
                   (Insert assignee's soc. sec. or tax ID no.)

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
              (Print or type assignee's name, address and zip code)

and irrevocably appoint

___________________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

                                CONVERSION NOTICE

To convert this Security into Common Stock of the Company, check the box: [ ]

To convert only part of this Security, state the Principal Amount at Maturity to be converted (which must be $1,000 or an integral multiple of $1,000):
$_______________

If you want the stock certificate made out in another person's name, fill in the form below:

________________________________________________________________________________
________________________________________________________________________________
                   (Insert assignee's soc. sec. or tax ID no.)

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
              (Print or type assignee's name, address and zip code)

___________________________________________________________________________Date:
________________________________Your Signature:_________________________________
________________________________________________________________________________
     (Sign exactly as your name appears on the other side of this Security)